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                                                                   EXHIBIT 10.11

                         CREDIT AGREEMENT

     THIS AGREEMENT is entered into as of October 25, 1996, by and between DATA PROCESSING RESOURCES CORPORATION, a California corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL
ASSOCIATION ("Bank").

                             RECITAL

     Borrower has requested from Bank the credit accommodations described below (each, a "Credit" and collectively, the "Credits"), and Bank has agreed to provide the Credits to Borrower on the terms and conditions contained herein.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

                            ARTICLE I
                           THE CREDITS

      SECTION 1.1.   LINE OF CREDIT.

     (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 30, 1998, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) ("Line of Credit"), the proceeds of which shall be used for short-term working capital requirements. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

     (b) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. Notwithstanding the foregoing, Borrower shall maintain a zero balance on advances under the Line of Credit for a period of at least thirty (30) consecutive days during each 12-month period commencing October 25, 1996.

     SECTION 1.2.   LOAN LIMIT.

     (a) Loan Limit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 30, 1998, not to exceed the aggregate principal amount of Ten Million Dollars ($10,000,000.00) ("Loan Limit"), the proceeds of which shall be



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used to finance Acquisitions (as such term is defined below).
Borrower's obligation to repay each advance under the Loan Limit shall be evidenced by a promissory note executed at the time such advance is made, substantially in the form of Exhibit B attached hereto (each, a "Loan Limit Note" and collectively, "Loan Limit Notes"), all terms of which are incorporated herein by this reference.

     The term "Acquisition" means the purchase by Borrower, Newco (as such term is defined below) or any other Subsidiary (as such term is defined below) which is either owned directly by Borrower or by a wholly-owned Subsidiary of Borrower, of the assets, business, stock, partnership interests, or membership interests, as the case may be, of any Target (as such term is defined below), or the acquisition by Borrower, Newco, or any other Subsidiary which is either directly owned by Borrower or by a wholly-owned Subsidiary of Borrower, of any Target which is a corporation, partnership, or limited liability company, through a merger or consolidation in which the surviving entity is Borrower, Newco or any other Subsidiary which is either directly owned by Borrower or by a wholly-owned Subsidiary of Borrower, as the case may be; provided, however, that the purpose of each such Acquisition shall be to acquire a business which is in substantially the same line of business as Borrower.

     "Newco" means, if applicable, the Subsidiary to be formed by Borrower to participate in an Acquisition, which Subsidiary shall either be directly owned by Borrower or by a wholly-owned
Subsidiary of Borrower.

     "Subsidiary" means any corporation, the majority of whose shares having ordinary voting power for the selection of directors (other than securities having such power only by reason of the happening of a contingency) are at any applicable time owned, directly or indirectly, by Borrower and/or by one or more Subsidiaries, and shall include each Newco.

     "Target" means the Person (as such term is defined below) whose stock, assets or business shall be acquired by, merged into or with, or consolidated with Borrower, Newco or any other
Subsidiary in an Acquisition.

     "Person" means any natural person, corporation, limited partnership, general partnership, joint venture, association, company, trust, business or other organization, whether or not legal entities.

      (b)Limitation on Borrowings. Each advance under the Loan Limit shall be subject to Bank's prior written approval of the proposed Acquisition and source of repayment of the advance, which approval shall not be unreasonably withheld. No approval by



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Bank of a proposed Acquisition shall be deemed to constitute a waiver by Bank of its rights with respect to any default or event of default hereunder arising from or otherwise relating to the proposed Acquisition, regardless of whether Bank knows or should know that such Acquisition would, or is likely to, give rise to such default or event of default. Bank will not consider approval of any advance under the Loan Limit unless and until Bank is provided with all of the following (collectively, "Evaluation Material"):

     (i) A copy of the proposed acquisition agreement, and available information as to the Target and its business, including a summary of market conditions, debt to be assumed by Borrower, Newco or any Subsidiary, and the total purchase price for the acquisition;

     (ii) A balance sheet, income statement and statement of cash flows as of the end of each of the immediately three preceding fiscal years of the Target or of the business to be acquired, as appropriate;

     (iii) A pro forma income statement and balance sheet giving effect to the proposed Acquisition as of the date of the most recent balance sheet required from Borrower under
     Section 4.3 hereof;

          (iv) Pro forma financial statement projections setting forth, on a consolidated basis, (A) the estimated financial position of Borrower as of the date of the Acquisition; (B) the estimated financial position of Borrower as of (1) the last day of each of the eight (8) full fiscal quarters immediately following the date of the Acquisition, and (2) the last day of each of the three full four-fiscal quarter periods immediately following the aforementioned eight (8) fiscal quarter period; and (C) the projected operating results of Borrower subsequent to the Acquisition for the same periods set forth in clause (B) above; and

      (v)Such other documents and information as Bank may reasonably require to enable Bank to evaluate the proposed Acquisition and the effect such Acquisition may have on Borrower's ability to meet its obligations hereunder. Without limiting Bank's discretion to grant or deny approval of any advance under the Loan Limit, Borrower acknowledges that, as a condition to granting such approval, Bank may require, among other things, amendments to the terms and conditions of this Credit Agreement or any other Loan Document (as such term is defined herein), an opinion of counsel acceptable to Bank with respect to such matters as Bank may require (including without limitation, an opinion



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     that the Acquisition will comply with or be exempted from
     any applicable bulk sales law and that the Acquisition does not violate any federal or state laws or agreements which may be applicable to Borrower or any Subsidiary), subordination agreements, inter-creditor agreements, and other agreements from Borrower and other parties to the proposed Acquisition as Bank may deem necessary or appropriate.

     (c) Borrowing and Repayment. Borrower may from time to time during the term of the Loan Limit borrow and partially or wholly repay its outstanding borrowings, and reborrow, subject to all the limitations, terms and conditions contained herein or in the Loan Limit Note; provided however, that Borrower shall repay each advance under the Loan Limit as required herein; and provided further, that the total outstanding borrowings under the Loan Limit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. The principal amount of each advance under the Loan Limit shall be amortized over a term of five (5) years and shall be repaid in equal successive monthly installments, at the times and in the amounts set forth in the Loan Limit Note executed by Borrower to evidence such advance.

     (d) Prepayment. Borrower may prepay principal on any advance under the Loan Limit solely in accordance with the provisions of the Loan Limit Note executed in connection therewith.

     SECTION 1.3.   INTEREST/FEES.

     (a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the applicable rate of interest set forth in the Line of Credit Note. The outstanding principal balance of each advance under the Loan Limit shall bear interest at the applicable rate of interest set forth in the applicable Loan Limit Note.

     (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit
Note and each Loan Limit Note (collectively, the "Notes").

     (c) Unused Commitment Fee (Loan Limit). Borrower shall pay to Bank a non-refundable fee equal to one-half of one percent (0.50%) per annum (calculated on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Loan Limit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within fifteen (15) days after each billing is sent by Bank; provided, however, that such fee shall be reduced to one-quarter of one



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percent (0.25%) per annum with respect to any period for which the Tier I Interest Rate (as such term is defined in the Line of Credit Note) is applicable.

      (d)Unused Commitment Fee (Line of Credit). Borrower shall pay to Bank a non-refundable fee equal to one-half of one percent (0.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within fifteen (15) days after each billing is sent by Bank; provided, however, that such fee shall be reduced to fifteen one hundredths of one percent (0.15%) per annum with respect to any period for which the Tier I Interest Rate (as such term is defined in the Line of Credit Note) is applicable.

     SECTION 1.4. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each Credit by charging Borrower's demand deposit account number ___________ with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

     SECTION 1.5.   COLLATERAL.

     As security for all indebtedness of Borrower to Bank, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and equipment.
All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

                            ARTICLE II
                  REPRESENTATIONS AND WARRANTIES

     Borrower makes the following representations and warranties to Bank, which representations and warranties (a) shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement, and (b) are qualified by the schedule of exceptions set forth as Schedule II hereto, all terms of which are incorporated herein by this reference. All representations and warranties relating to Subsidiaries in this Article II shall be



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deemed to be made solely as of the date of each extension of credit by Bank pursuant hereto and only with respect to any Subsidiaries that may exist as of each such date.

     SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower. As of the date of this Agreement, Borrower has no Subsidiaries. Each Subsidiary is a corporation duly organized and existing and in good standing under the laws of the State of its incorporation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on such Subsidiary.

     SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Notes, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

     SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

     SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any Subsidiary other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENTS. The financial statements of Borrower dated July 31, 1996, a true copy of which has been delivered by Borrower to Bank prior to the date



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hereof, (a) are complete and correct and presents fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower or any Subsidiary, nor has Borrower or any Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing or disclosed in Schedule 5.7 hereto.

     SECTION 2.6.   INCOME TAX RETURNS.  Borrower has no
knowledge of any pending assessments or adjustments of its or any Subsidiary's income tax payable with respect to any year.

     SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

     SECTION 2.8. PERMITS, FRANCHISES. Borrower and each Subsidiary possesses, and will hereafter possess, all material permits, franchises and licenses required and rights to all material trademarks, trade names, patents, and fictitious names, if any, necessary to enable each of them to conduct the business in which each is now engaged in compliance with applicable law.

     SECTION 2.9. ERISA. Borrower and each Subsidiary is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither Borrower nor any Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any Subsidiary (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and each Subsidiary has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money in excess of Ten Thousand Dollars ($10,000.00), any purchase money obligation in excess of Ten Thousand Dollars ($10,000.00), or any



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other material lease, commitment, contract, instrument or
obligation.

                           ARTICLE III
                            CONDITIONS

     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to grant any of the Credits is subject to the fulfillment to Bank's satisfaction of all of the following conditions, in addition to those set forth elsewhere in this
Agreement:

     (a) Approval of Bank Counsel. All legal matters incidental to the granting of each of the Credits shall be satisfactory to Bank's counsel.

     (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

     (i)  This Agreement and the Line of Credit Note

    (ii)  Corporate Borrowing Resolutions from Borrower.

   (iii)  Continuing Security Agreement-Rights to Payment and
          Inventory.

    (iv)  Certificate of Incumbency from Borrower

     (v)  UCC-1 Financing Statement.

    (vi) Such other documents as Bank may require under any other Section of this Agreement.

     (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Subsidiary, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any Subsidiary.

     (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all property of Borrower and any Subsidiary, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

     SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions, in addition to those set forth elsewhere in this Agreement:

     (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and



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warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including, without limitation, such other documents as may be required under any other Section hereof.

                            ARTICLE IV
                      AFFIRMATIVE COVENANTS

     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

     SECTION 4.1.   PUNCTUAL PAYMENTS.  Punctually pay all
principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

     SECTION 4.2. ACCOUNTING RECORDS. Maintain, and cause each Subsidiary to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit, and cause each Subsidiary to permit, any representative of Bank, at any time during normal business hours, to inspect, audit and examine such books and records, to make copies of the same, and to inspect their properties.

     SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

     (a) not later than one hundred and twenty days (120) after and as of the end of each fiscal year, (i) an audited consolidated and consolidating financial statement of Borrower, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and used consistently with prior practices by an independent certified public accountant reasonably acceptable to Bank, to include balance sheet, income statement, statement of cash flows and notes to financial statements, and (ii) Borrower's report for said fiscal year on Securities and Exchange Commission ("SEC") Form 10-K;

     (b) not later than forty-five (45) days after and as of the end of each fiscal quarter including the last fiscal quarter of the fiscal year, (i) a compiled, consolidated and consolidating financial statement of Borrower, prepared in accordance with GAAP



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consistently applied and used consistently with prior practices by Borrower or a certified public accountant reasonably acceptable to Bank, to include balance sheet and income statement, and (ii) Borrower's report for said quarter on SEC
Form 10-Q;

     (c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that, to said person's best knowledge after diligent investigation and inquiry, there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

     (d) from time to time such other information as Bank may reasonably request.

     SECTION 4.4.   COMPLIANCE.  Preserve and maintain, and
cause each Subsidiary to preserve and maintain, all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of their businesses; and comply in all material respects, and cause each Subsidiary to comply in all material respects, with the provisions of all documents pursuant to which they are organized and/or which govern their continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to them and/or their business.

     SECTION 4.5. INSURANCE. Maintain and keep in force, and cause each Subsidiary to maintain and keep in force, insurance of the types and in amounts customarily carried in similar lines of businesses, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

     SECTION 4.6. FACILITIES. Keep, and cause each Subsidiary to keep, all properties useful or necessary to their business in good repair and condition, and from time to time make, and cause each Subsidiary to make, necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

     SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation Federal and state income taxes and state and local



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property taxes and assessments, except such (a) as they may in good faith contest or as to which a bona fide dispute may arise, and (b) for which they have made provision, to Bank's satisfaction, for eventual payment thereof in the event any of them is obligated to make such payment.

     SECTION 4.8. LITIGATION. Promptly give, and cause each Subsidiary to give, notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary with a claim in excess of Two Hundred Fifty Thousand Dollars
($250,000.00).

     SECTION 4.9. FINANCIAL CONDITION. Maintain, and cause each Subsidiary to maintain, Borrower's financial condition as follows on a combined basis, using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ended July 31, 1996:

      (a)Tangible Net Worth not at any time less than Fourteen
Million Dollars ($14,000,000.00), with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

      (b)Total Liabilities divided by Tangible Net Worth not at any time greater than 1.0 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

      (c)Quick Ratio not at any time less than 1.50 to 1.0, with "Quick Ratio" defined as the aggregate of unrestricted cash, unrestricted marketable securities and receivables convertible into cash divided by total current liabilities (for purposes of this definition, the term "current liabilities" shall include, without limitation, Borrower's obligations under the Line of Credit and the Loan Limit).

      (d)EBITDA Coverage Ratio not less than 2.50 to 1.0 as of each fiscal year end, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

     (e)  Liquidity not at any time less than Ten Million Dollars
($10,000,000.00), with "Liquidity" defined as Borrower's cash plus Borrower's readily marketable securities.

      (f)Net income after taxes not less than $1.00 on an annual




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basis, determined as of each fiscal year-end, and income before provision for income taxes not less than $1.00 on a year-to-year basis, determined as of each fiscal quarter end.

     SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give, and cause each Subsidiary to give, written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting the property of Borrower or any Subsidiary in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000.00).

                            ARTICLE V
                        NEGATIVE COVENANTS

     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

     SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any of the Credits except for the purposes stated in Article I hereof.

     SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank,
(b) liabilities of Borrower and/or any Subsidiary of Borrower arising after the date hereof which do not exceed, in the aggregate, $25,000.00, and which are fully subordinated to Bank's rights hereunder pursuant to such documentation as Bank may require, and (c) any other liabilities of Borrower existing as of, and disclosed to Bank in writing prior to, the date hereof.

     SECTION 5.3.   MERGER, CONSOLIDATION, ACQUISITION OF ASSETS.



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
Merge into or consolidate with, or permit any Subsidiary to merge into or consolidate with, any other Person, nor acquire, or permit any Subsidiary to acquire, all or substantially all of the assets of any Person; provided however, that Borrower may consummate an Acquisition which has been approved by Bank pursuant to Section 1.2(b) hereof or which meets the following conditions: (a) the aggregate consideration paid or to be paid for the Target, the assets, or business to be acquired from the Target or the stock, partnership interests of membership interests of the Target (whether paid or to be paid in the form of cash, stock, contingent or non-contingent liabilities assumed, or other consideration) shall not exceed Three Million Dollars ($3,000,000.00), as determined by Bank in its sole and reasonable discretion, (b) the Acquisition shall not constitute, result in, create any condition that constitutes or with the passage of time is likely to constitute an Event of Default; (c) in the case of any Acquisition involving any merger or consolidation, Bank shall have been provided with such information as it may require from Borrower concerning the contingent and non-contingent liabilities to be assumed by Borrower or any Subsidiary by operation of said merger or consolidation and has approved the assumption of such liabilities in writing, which approval may be withheld by Bank in its sole discretion; (d) the Acquisition shall be conducted in accordance with all applicable laws; and (e) in the case of any Acquisition involving the purchase of assets, Bank shall have received an opinion of counsel in form and substance reasonably satisfactory to Bank that the Acquisition will comply with or be exempted from any applicable bulk sales law.

     SECTION 5.4. CHANGE IN NATURE OF BUSINESS, TRANSFER OF ASSETS. Make, or permit any Subsidiary to make, any substantial change in the nature of Borrower's or any Subsidiary's business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to sell, lease, transfer or otherwise dispose of, all or a substantial or material portion of Borrower's or any Subsidiary's assets except in the ordinary course of its business.

     SECTION 5.5. GUARANTIES. Guarantee, or permit any Subsidiary to guarantee, or become liable, or permit any Subsidiary to become liable, in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any assets of Borrower or any Subsidiary as security for, any liabilities or obligations of any other Person, except any of the foregoing in favor of

Bank.

     SECTION 5.6. LOANS, ADVANCES, INVESTMENTS. Make, or permit any Subsidiary to make, any loans or advances to or investments in any Person, except (1) any of the foregoing existing as of, and disclosed to Bank in writing prior to, the date hereof, (2) loans or advances made in the ordinary course of business, (3) any Acquisition that has been approved by Bank pursuant to Section 1.2(b) hereof or that is permitted under
Section 5.3 hereof, and (4) advances to management personnel against awarded but unpaid bonuses, which advances shall not exceed Fifty Thousand Dollars ($50,000.00) in the aggregate for any fiscal quarter, determined on a non-cumulative basis.

     SECTION 5.7. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist, or permit any Subsidiary to mortgage, pledge, grant or permit to exist, a security interest in, or lien upon, all or any portion of Borrower's or any Subsidiary's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank, as set forth in Schedule 5.7 attached hereto, which is incorporated herein by this reference.

                            ARTICLE VI
                        EVENTS OF DEFAULT

     SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan
Documents.

     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any debt or other liability to any Person, including Bank, provided said default or defined event of default has or threatens to have a material adverse effect on Borrower or Borrower and its

Subsidiaries taken as a whole.

     (e) The filing of a notice of judgment lien against Borrower or any Subsidiary; or the recording of any abstract of judgment against Borrower or any Subsidiary in any county in which Borrower or any Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary; or the entry of a judgment against Borrower or any Subsidiary for the payment of money in excess of $25,000.00 or any other judgment which has or threatens to have a material adverse effect on Borrower or Borrower and its Subsidiaries taken as a whole.

     (f) Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or Federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary, or Borrower or any Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors.

     (g) There shall exist or occur any event or condition which Bank in good faith believes materially impairs, or is substantially likely to impair materially, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

     (h) The dissolution or liquidation of Borrower or any Subsidiary; or Borrower, any Subsidiary, or any of their respective directors or stockholders, shall take action seeking to effect the dissolution or liquidation of Borrower or any

Subsidiary.

     SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and upon Bank's notice to Borrower become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any of the Credits and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                           ARTICLE VII
                          MISCELLANEOUS

     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:


     BORROWER:  Data Processing Resources Corporation
                4400 MacArthur Boulevard, Suite 610
                Newport Beach, CA  92660-2037
                Attn: Michael Piraino, Chief Financial Officer


     BANK:      WELLS FARGO BANK, NATIONAL ASSOCIATION
                2030 Main Street, Suite 900
                Irvine, CA  92714
or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     SECTION 7.3.   COSTS, EXPENSES AND ATTORNEYS' FEES.
Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, and the review, negotiation and/or preparation of documents delivered to or required by Bank in connection with each Acquisition, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto,
(b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower. Notwithstanding anything herein to the contrary, the aggregate of reimbursable attorneys' fees incurred in connection with the negotiation and preparation of this Agreement and the other Loan Documents and reimbursable expenses for the audit recently performed at Bank's request shall not exceed Seven Thousand Seven Hundred Fifty Dollars($7,750.00).

     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any of the Credits, Borrower or its business, or any collateral required hereunder.

     SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the Credits and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by each party hereto.

     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan
Documents.

     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 7.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent Bank has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of California law shall not be deemed to deprive Bank of any such rights and remedies as may be available under Federal law.

     SECTION 7.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

     SECTION 7.11.  ARBITRATION.

      (a)Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

     (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

     (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

     (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

     (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (A) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (B) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (C) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of
(1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

      (f)Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

      (g)Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                        WELLS FARGO BANK,

DATA PROCESSING CORPORATION                 NATIONAL ASSOCIATION
a California corporation


By: __________________________     By: __________________________
    David M. Connell
    President


By: __________________________
    Michael A. Piraino
    Chief Financial Officer



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